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                             LIST OF SUBSIDIARIES OF
                        LAZARE KAPLAN INTERNATIONAL INC.

NAME                                           ORGANIZED UNDER LAWS OF
Lazare Kaplan (Sierra Leone)
  Limited                                      Sierra Leone
Lazare Kaplan Japan Inc.                       Delaware
Lazare Kaplan Europe Inc.                      Delaware
Lazare Kaplan Belgium, N.V                     Belgium
Lazare Kaplan Africa Inc.                      Delaware
Lazare Kaplan Botswana
  (Pty) Limited                                Botswana
Lazare Kaplan Ghana Ltd                        Bermuda
Lazare Kaplan (Bermuda)                        Bermuda
Kaplan Offshore Trading Company                Bermuda
Supreme Gems N.V.                              Belgium
Lazare Kaplan Belgium Jewelry N.V.             Belgium
LK Enterprises Inc.                            Delaware
RCS, Inc.                                      Delaware
Lazare Kaplan (Russia) Inc.                    Delaware



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